Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Signs Share Purchase Agreement to Sell its France

Business to Equinox Industries

France Business Looking to Strengthen its Leadership Position in the Outdoor Advertising

Market Under Local Ownership

SAN ANTONIO, October 18, 2023 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today announced that it has signed a share purchase agreement to sell its business in France to Equinox Industries (“Equinox”), a Paris-based industrial holding company that makes long-term majority equity investments. Equinox’s Managing Partners, Charles-Henri Rossignol and Thibaud Caulier, have more than 20 years of investing and operating experience. In addition, Didier Quillot, Equinox’s Senior Advisor, would participate alongside Equinox Industries in the proposed transaction and would be appointed Non-Executive Chairman of Clear Channel France upon completion.

“We are excited by this potential opportunity to grow Clear Channel France’s established position and experienced leadership in the French outdoor advertising space,” said Messrs. Rossignol and Caulier. “We see enormous potential for Clear Channel France over the coming years by accelerating investments in digital, programmatic and other tools, forging new partnerships and empowering management to be nimble and innovative to grow share. Subject to completion of the transaction, we look forward to continuing to build on management’s vision for the business and leverage our complementary platform, capital and expertise to return this business to a path of growth and long-term success.”

“This transaction is another positive step forward in our ongoing review of strategic alternatives for our European businesses and would further enable us to advance our strategic priorities in our America and Airports segments. At the same time, it positions the Clear Channel France business and its team to operate with greater agility and autonomy in the French market under local, long-term owners,” added Scott Wells, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “Upon completion of this transaction, we will have divested or agreed to divest all of our Europe-South segment operations, a significant step toward our goal of optimizing our portfolio in the best interests of our shareholders.”

In the proposed transaction, Equinox would acquire full ownership of Clear Channel France, which achieved turnover of EUR 245 million in the year ended December 31, 2022 and has approximately 800 employees. As consideration for the transaction, the Company would deliver Clear Channel France to Equinox Industries at closing with approximately EUR 42 million of cash, subject to adjustment for related customary items, tax and other costs, to support ongoing operations of the business, and Equinox Industries would maintain the approximately EUR 30 million state-guaranteed loan held by Clear Channel France.

The Company duly informed and consulted the French employee works council. The parties are aiming to complete the transaction in the coming weeks, subject to satisfaction of customary closing conditions. The transaction is not subject to regulatory approval.

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month across more than 470,000 print and digital displays in 21 countries.

For further information, please contact:

Press:

Clear Channel Europe

Martin Corke

Clear Channel UK CMO – Europe Marketing Lead

Martin.Corke@clearchannel.co.uk

FGS Global (France)

Robert Amady / Xavier Mas

+33 6 72 63 08 91 / +33 6 82 52 76 42

ClearChannel@fgsglobal.com

Investors:

Eileen McLaughlin

Vice President—Investor Relations

(646) 355-2399

InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “would,” “estimate,” “forecast,” “goals,” “potential,” “targets” and similar words and expressions are intended to identify such forward-looking statements. Any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our expectations with respect to the timing, closing, satisfaction of closing conditions and benefits of the proposed transaction; our strategies with respect to the Company’s European portfolio and our expectations of optimizing our portfolio; the continuing reviews of strategic alternatives for our European businesses; our expectations with respect to our America and Airports segments; and our business plans and strategies are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the delay or failure to satisfy the conditions to divest our French business; the impact of the continued strategic reviews of our European businesses and assets, including failure to realize their benefits; our inability to complete any other transactions with respect to our European businesses and improve our portfolio; continued economic uncertainty; an economic slowdown or a recession; our ability to service our debt obligations and to fund our operations, business strategy and capital expenditures; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the difficulty, cost and time required to implement our strategy, and the fact that we may not realize the anticipated benefits therefrom; the impact of future dispositions, acquisitions and other strategic transactions; risks of doing business in foreign countries; fluctuations in exchange rates and currency values; volatility of our stock price; the impacts on our stock price as a result of future sales of common stock, or the perception thereof, and dilution resulting from additional capital raised through the sale of common stock or other equity-linked instruments; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and certain other factors set forth in our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.